Exhibit 5.1

Our ref SMC/604688/24529759v12

Ambarella, Inc.

PO Box 309

Ugland House

Grand Cayman KY1-1104

Cayman Islands

[*] 2012

Dear Sirs

Ambarella, Inc. (the “Company”)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Form S-1”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended (the “Registration Statement”) related to the issuance of [*] Ordinary Shares of the Company (the “Shares”). Such public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company and the underwriters named therein. This opinion is given in accordance with the terms of the Legal Matters section of the Form S-1.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 15 January 2004 and the amended and restated memorandum and articles of association of the Company adopted on 16 November 2011 (the “Current Articles”) the amended and restated memorandum and articles of association of the Company adopted on [*] 2012 and effective immediately upon the closing of the Company’s initial public offering of its Ordinary Shares (the “Post-IPO Articles”).

1.2	The minutes of the meeting of the board of directors of the Company held on [*] 2012 (the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	The minutes of the extraordinary general meeting of the Company held on [*] 2012 (the “Shareholder Minutes”).

1.4	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.5	a certificate from a director of the Company (the “Director’s Certificate”); and

1.6	the Registration Statement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the United States of America.

2.4	The Company has received, or will receive, money or money’s worth (the “Consideration”) in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The issue of the Shares to be issued by the Company has been authorised, and when issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company and when appropriate entries have been made in the Register of Members of the Company, such Shares will be legally issued, fully paid and non-assessable.

3.3	The authorised share capital of the Company is US$26,536.9973, divided into 44,444,444 Ordinary Shares of a par value of US$0.00045 each, 5,611,111 Series A Preferred Shares of a par value of US$0.00045 each, 3,665,550 Series B Preferred Shares of a par value of US$0.00045 each, 3,027,777 Series C Preferred Shares of a par value of US$0.00045 each and 2,222,222 Series D Preferred Shares of a par value of US$0.00045 each. Upon the Post-IPO Articles becoming effective, the authorised share capital of the Company will be US$99,000.00 divided into 200,000,000 Ordinary Shares of a nominal or par value of US$0.00045 each and 20,000,000 Preference Shares of a nominal or par value of US$0.00045.

3.4	The statements under the caption “Taxation” in the Form S-1, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects.

4	Qualifications

The opinions expressed above are subject to the following qualification:

4.1	Under the Companies Law (2011 Revision) of the Cayman Islands (the “Companies Law”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

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